Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-160748) and related Prospectus of Steadfast Income REIT, Inc. (formerly Steadfast Secure Income REIT, Inc.) for the registration of $1,650,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated March 21, 2011 with respect to the consolidated financial statements and schedule of Steadfast Income REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission and (ii) our report dated October 15, 2010 with respect to the statement of revenues over certain operating expenses of the Lincoln Tower Property for the fiscal year ended February 28, 2010 and (iii) our report dated February 25, 2011 with respect to the statement of revenues over certain operating expenses of the Park Place Property for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
April 14, 2011